                                                                      EXHIBIT 12

                      CENDANT CORPORATION AND SUBSIDIARIES
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (1)
                             (DOLLARS IN MILLIONS)

                                                              YEAR ENDED DECEMBER 31,
                                                      ---------------------------------------
                                                          1997          1996          1995
                                                      -----------   -----------   -----------
Income from continuing operations before
 income taxes, extraordinary gain and
 cumulative effect of accounting change ...........    $ 257.3       $ 533.5       $ 350.3
Plus: Fixed charges ...............................      409.4         325.6         291.2
Less: Capitalized interest ........................          --          (.6)           --
                                                       --------      --------      --------
Earnings available to cover fixed charges .........    $ 666.7       $ 858.5       $ 641.5
                                                       ========      ========      ========
Fixed charges (2):
Interest, including amortization of deferred
 financing costs ..................................    $ 379.0       $ 299.9       $ 270.4
Capitalized interest ..............................         --            .6            --
Interest portion of rental payment ................       30.4          25.1          20.8
                                                       --------      --------      --------
   Total fixed charges ............................    $ 409.4       $ 325.6       $ 291.2
                                                       ========      ========      ========
Ratio of earnings to fixed charges (3) ............       1.63x         2.64x         2.20x
                                                       ========      ========      ========

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(1)   Financial data prior to December 31, 1994 has not been restated and is therefore not presented herein. Previously reported information for periods prior to December 31, 1994 should not be relied upon.

(2) Fixed charges consist of interest expense on all indebtedness (including amortization of deferred financing costs) and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals).

(3) For the years ended December 31, 1997, 1996 and 1995 income from continuing operations before income taxes, extraordinary gain and cumulative effect of accounting change includes non-recurring merger-related costs and other unusual charges of $704.1 million, $109.4 million and $97.0 million, respectively. Excluding such charges, the ratio of earnings to fixed charges for the years ended December 31, 1997, 1996 and 1995 is 3.35x, 2.97x and 2.54x, respectively.